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As filed with the Securities and Exchange Commission on July 1, 2003

REGISTRATION NO. 333-10003

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENZYME CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	06-1047163
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

One Kendall Square, Cambridge, Massachusetts 02139
(Address of Principal Executive Offices)

2001 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

PETER WIRTH
Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139
(617) 252-7500
(Name, address and telephone number of agent for service)

with copies to:

PAUL KINSELLA
Ropes & Gray
One International Place
Boston, Massachusetts 02110
(617) 951-7000

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Genzyme General Division Common Stock, $0.01 par value(2)(3)	21,548	$42.15(4)	$908,248.20(4)	$73.48(5)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional number of shares of Genzyme General Division common stock ("Genzyme General Stock") as may be issued upon a stock split, stock dividend or similar transaction.

(2)
Includes associated purchase rights which currently are evidenced by certificates for shares of Genzyme General Stock and automatically trade with such shares.

(3)
Represents the additional number of shares of Genzyme General Stock registered pursuant to this Amendment No. 2 to reflect the exchange on June 30, 2003 (the "Exchange Date") of all outstanding shares of Genzyme Biosurgery Division common stock ("Biosurgery Stock") for shares of Genzyme General Stock.

(4)
Pursuant to Rule 457(c) and 457(h)(1) under the Securities Act of 1933, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Genzyme General Stock as reported by the Nasdaq National Market on June 30, 2003 to be $43.24 and $41.05, respectively.

(5)
An aggregate registration fee of $40,637.37 was previously paid in connection with the original Registration Statement filed on August 12, 1996 (the "Original Registration Statement"), which was subsequently amended on January 15, 2002 to reflect the merger of the Registrant's 1990 Equity Incentive Plan with and into the Registrant's 2001 Equity Incentive Plan (as amended, the "Amended Registration Statement"). Of such $40,637.37, $3,837.24 was paid to register 1,300,000 shares of Genzyme Tissue Repair Division common stock ("Tissue Repair Stock") (calculated pursuant to Rule 457(c) and Rule 457(h)(1)). In December 2000, each share of Tissue Repair Stock was exchanged for 0.3352 of a share of Biosurgery Stock. At the time of such exchange, none of the 1,300,000 shares of Tissue Repair Stock that were registered in the Original Registration Statement had been issued and the options underlying such shares were converted into options representing the right to purchase 435,760 shares of Biosurgery Stock. None of such 435,760 shares of Biosurgery Stock were issued as of the Exchange Date and, on the Exchange Date, the options underlying such shares converted into options representing the right to purchase up to 21,548 shares of Genzyme General Stock. Accordingly, this post-effective amendment amends the Amended Registration Statement to register an additional 21,548 shares of Genzyme General Stock and to deregister the Biosurgery Stock into which the Tissue Repair Stock was converted. Pursuant to Rule 457(p), $73.48 of the filing fee previously paid in connection with the Amended Registration Statement to register the shares of Tissue Repair Stock is offset against the currently due filing fee of $73.48 for the additional shares of Genzyme General Stock being registered hereunder.

Explanatory Note

        The Registrant hereby amends its Registration Statement on Form S-8 (File No. 333-10003) filed with the Securities and Exchange Commission on August 12, 1996, as amended by a post-effective amendment filed on January 15, 2002, which is incorporated herein by reference, to reflect the exchange of all of its Genzyme Biosurgery Division common stock for shares of its Genzyme General Division common stock (Nasdaq: GENZ) and cash in lieu of fractional shares on June 30, 2003 (the "Exchange Date"). In connection with the exchange, all outstanding options to purchase shares of Genzyme Biosurgery Division common stock, including those issued under the 2001 Equity Incentive Plan, that had not been exercised as of the Exchange Date became exercisable as of the Exchange Date for shares of Genzyme General Division common stock based on an exchange ratio of 0.04945 shares of Genzyme General Division common stock for each share of Genzyme Biosurgery Division common stock, rounded down to the nearest whole share. Accordingly, the 1,300,000 shares of Genzyme Tissue Repair Division common stock, which represented 435,760 shares of Genzyme Biosurgery Division common stock following the exchange of each share of Genzyme Tissue Repair Division common stock for 0.3352 of a share of Genzyme Biosurgery Division common stock in December 2000, that were previously registered on the Registrant's Registration Statement on Form S-8 (File No. 333-10003) but that had not been issued as of the Exchange Date now represent up to 21,548 shares of Genzyme General Division common stock. This Amendment increases the number of shares of Genzyme General Division common stock registered by 21,548 to reflect the exchange and deregisters the shares of Genzyme Biosurgery Division common stock into which the Genzyme Tissue Repair Division common stock was converted that were previously registered on the Registrant's Registration Statement on Form S-8 (File No. 333-10003) filed with the Securities and Exchange Commission on August 12, 1996, as amended on January 15, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of July 1, 2003.

GENZYME CORPORATION
By:	/s/ PETER WIRTH Peter Wirth Executive Vice President and Chief Legal Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

* Henri A. Termeer	Principal Executive Officer and Director	July 1, 2003
* Michael S. Wyzga	Principal Financial and Accounting Officer	July 1, 2003
* Constantine E. Anagnostopoulos	Director	July 1, 2003
* Douglas A. Berthiaume	Director	July 1, 2003
* Henry E. Blair	Director	July 1, 2003
* Robert J. Carpenter	Director	July 1, 2003
* Charles L. Cooney	Director	July 1, 2003
* Victor J. Dzau	Director	July 1, 2003
* Connie Mack III	Director	July 1, 2003
*By:	* Peter Wirth Attorney In Fact

EXHIBIT INDEX

5.1	Opinion of Ropes & Gray.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants to Genzyme.
23.2	Consent of Ropes & Gray (included in the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (previously filed in Part II of the Form S-8 dated August 12, 1996, File No. 333-10003).

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Explanatory Note
SIGNATURES
EXHIBIT INDEX